UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DIH HOLDING US, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

DIH HOLDING US, INC.

77 Accord Park Drive, Suite D-1

Norwell, MA 02061

Dear Stockholder:

As you are aware, the Board of Directors of DIH Holding US, Inc. (the “Company,” “we,” or “our”) has called a Special Meeting of Stockholders (the “Special Meeting”) which will be held on September 25, 2025 at 11:00 A.M. Eastern Time, or at any adjournment or postponement thereof.

The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the Special Meeting, which was filed with the Securities and Exchange Commission on August 26, 2025 (the “Proxy Statement”).

Quorum Requirement

The purpose of this letter is to provide new information about the quorum requirement for the Special Meeting. On September 10, 2025, our Board of Directors adopted resolutions to amend our Bylaws to provide that the holders of 33 1/3% of the outstanding shares of Common Stock will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment”), including at the Special Meeting. Our Bylaws previously provided that the holders of a majority of the outstanding shares of stock constituted a quorum at all meetings of our stockholders for the transaction of business. By reducing the quorum requirement from a majority of outstanding stock to 33 1/3% of outstanding stock, we are more likely to reach quorum and hold a valid stockholders meeting. In particular, our Board of Directors believes that there are important proposals to be considered by stockholders at the Special Meeting including, but not limited to, the consideration of a reverse stock split. If a quorum cannot be obtained, no action can be taken on these matters and the Company would be obligated to incur the expense of calling and holding another meeting of its stockholders. Moreover, the Board believes that the new quorum requirement is high enough to ensure that a broad range of stockholders are represented at meetings, while also reducing the risk of the Company needing to adjourn such meetings.

Supplemental Disclosures to the Proxy Statement

The following section on page 2 of the Proxy Statement is amended to read as follows:

Voting Securities and Quorum Required

Holders of record of our Class A common stock, par value $0.0001 per share (the “Common Stock”) at the close of business on August 18, 2025 (the “Record Date”) will be entitled to vote on all matters. On the Record Date, we had 52,316,314 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share. Common Stock is our only class of voting securities outstanding.

For the transaction of business at the Special Meeting a quorum must be present. A quorum consists of not less than one-third of the number of shares entitled to vote at the Special Meeting. In the event there are not sufficient votes for a quorum or to approve any proposals at the time of the Special Meeting, the Special Meeting may be adjourned to a future time and date.

The following Q&A from page 6 of the Proxy Statement is amended to read as follows:

Q: What is a quorum?

A: The holders of one-third of the 52,316,314 shares of Common Stock outstanding as of the Record Date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Special Meeting. If you choose to have your shares represented by proxy at the Special Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Special Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Special Meeting until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Impact of the Quorum Change on Voting at the Special Meeting

The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast on the matter. As a result of the Bylaw Amendment, fewer outstanding shares of stock will be required to constitute a quorum at the Special Meeting. This means that, if the number of shares represented at the Special Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares of stock, the affirmative vote of fewer shares will be required to approve each of the Proposals than if the Bylaw Amendment had not been approved.

Impact on Proxies Previously Submitted

Unless stockholders want to change their vote on any or all of the Proposals, this Bylaw Amendment will not impact any proxies previously submitted in connection with the Special Meeting and such proxies will continue to be counted as disclosed in the Proxy Statement. If you wish to change your vote, we refer you to the procedures set forth in the Proxy Statement, in particular, under the Q&A entitled “What if I want to change my vote or revoke my proxy?”

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to participate in the Special Meeting, we ask that you promptly cast your vote following the instructions provided on the proxy card or on the materials provided by your broker if you own your shares in “street name.”

By order of the Board of Directors:
/s/ Jason Chen
Jason Chen
Chairman and Chief Executive Officer

September 12, 2025

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